Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-264788, No. 333-188512, and No. 333-67535) and Form S-3 (No. 333-30497 and No. 333-60877) of C&F Financial Corporation of our reports, dated February 28, 2023, relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in this Annual Report on Form 10-K of C&F Financial Corporation and  Subsidiaries for the year ended December 31, 2022.

/s/ Yount, Hyde & Barbour, P.C.

Richmond, Virginia

February 28, 2023